Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY ANNOUNCES CONCLUSION OF US GOVERNMENT INVESTIGATION; NEGOTIATIONS CONTINUE

Union, New Jersey – March 10, 2005 – TransTechnology Corporation (OTC: TTLG) announced today that the United States Attorney’s Office in Newark, New Jersey has advised the company’s counsel that after reviewing the matter it will not be proceeding with any further criminal investigation or charges against TransTechnology Corporation or its Breeze-Eastern division.

Robert L.G. White, President and CEO of TransTechnology, stated, “We are very pleased by the decision of the US Attorney’s Office. We remain committed to continuing the previously announced corrective actions we have identified and initiated since the government’s investigation was first made known to us in September 2003. We look forward to resolving in a mutually satisfactory manner the civil aspects of the investigation.”

TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.6 million in the fiscal year ended March 31, 2004.

700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation Press Release March 10, 2005	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and on the Form 10-Q for the third quarter ended December 26, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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